Exhibit 10.1

AMENDMENT to asset purchase agreement

This Amendment to asset purchase agreement (this “Amendment”), is made and entered into as of August 15, 2024 (the “Effective Date”), by and among Nickel Road Development LLC, a Delaware limited liability company (“Seller”), Nickel Road Operating LLC, a Delaware limited liability company (“NR Operator”), and Prairie Operating Co., a Delaware corporation (“Purchaser”) and Prairie Operating Co., LLC, a Delaware limited liability company (“Purchaser Operator”). Seller, NR Operator, Purchaser, and Purchaser Operator sometimes are referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms herein shall be the definitions assigned to them in the test or as defined in the Agreement (as defined below).

Recitals:

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of January 11, 2024 (the “Agreement”), whereby Seller and Purchaser set forth their desire for Seller to sell and Purchaser to purchase those certain oil and gas properties, rights and related assets defined and described in the Agreement up the terms set forth therein.

WHEREAS, pursuant to Section 12.10 of the Agreement, the Parties desire to amend certain of those terms and conditions set forth in the Agreement as further described herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows

Article i

Amendments

Section 1.1 Amendments

(a) Section 1.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.2 Purchase Price

(a) In consideration of the sale of the Properties by Seller to Purchaser, Purchaser shall pay to Seller the sum of Eighty-Four Million Five Hundred Thousand Dollars ($84,500,000) in cash (such cash, the “Cash Consideration” and such amount shall be the “Purchase Price”).

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(b) Section 1.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) [BLANK].

(c) Section 1.3(a)(i)(E) of the Agreement is hereby deleted in its entirety.

(d) Section 1.3(a)(ii)(H) of the Agreement is hereby deleted in its entirety

(e) Section 1.3(a)(iii)(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

(B) all expenses (including all drilling costs, all capital expenditures, all overhead charges actually charged to Third Parties, and all applicable royalties and similar burdens on production, but excluding Taxes) incurred in connection with the Oil and Gas Properties prior to the Effective Date will be borne by Seller, except for the capital expenditures set forth on Schedule 3.10(a);

(f) Section 1.3(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(ii) Purchaser shall have the right, but not the obligation, to review the proposed preliminary settlement statement submitted by Seller in accordance with Section 1.3(b)(i) and may, on or before the day that is five (5) Business Days prior to the Closing Date, provide comments and proposed revisions to Seller with respect to the Adjusted Purchase Price as set forth therein. In the event Purchaser provides Seller with any comments and proposed revisions, the Seller and Purchaser will work in good faith to mutually agree upon a revised preliminary settlement statement, that does not materially deviate from the schedules set forth herein or adversely affect Purchaser, for the period of January 1, 2024 to June 30, 2024.

(g) Section 1.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) [BLANK].

(h) Section 1.4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c) If the Closing does not occur on or prior to August 15, 2024, the Parties will execute and deliver to Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit as follows: (i) Six Million Dollars ($6,000,000.00) shall be released to Seller and (ii) the balance of the Deposit shall be released to Purchaser.

(i) Section 9.2(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) [BLANK].

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(j) Section 10.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 9.1 have been satisfied (or waived by Seller), and (ii) the Closing has not occurred as a result of the failure of Seller to materially perform, when required, any of Seller’s covenants or obligations to consummate the Transaction at Closing (specifically including its obligations set forth in Section 6.1(1)), then, upon the satisfaction of the conditions set forth in subparts (i) and (ii) of this Section 10.2(b), Purchaser shall have the right to seek specific performance of this Agreement, and such remedy shall be Purchaser’s sole and exclusive remedy.

(k) Section 10.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied (or waived by Purchaser), and (ii) the Closing hereunder has not occurred as a result of the failure of Purchaser to materially perform, when required, any of Purchaser’s covenants or obligations hereunder to consummate the Transaction at Closing, then, upon the satisfaction of the conditions set forth in subparts (i) and (ii) of this Section 10.2(c), Seller shall be entitled to the Deposit as released in accordance with Section 1.4(c) and Seller’s retention of such portion of the Deposit shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to Seller for any such failure of Purchaser. Seller and Purchaser acknowledge and agree that (A) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (B) the portion of the Deposit released in accordance with Section 1.4(c) of this Agreement is a reasonable estimate by the Parties of such actual damages of Seller and (C) such liquidated damages do not constitute a penalty. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THE TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT RELEASED IN ACCORDANCE WITH SECTION 1.4(C) OF THIS AGREEMENT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY; provided, however, that the termination of this Agreement shall not relieve any Party from any obligation or liability for such Party’s actual fraud.

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(l) Section 10.2(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) [BLANK].

(m) Section 10.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

[BLANK].

(n) Section 13.1 of the Agreement is hereby amended by replacing the following defined terms in their entirety as follows:

“Cash Consideration” has the meaning set forth in Section 1.2(a).

“Effective Date” means 7:00 a.m. (Mountain Time) on January 1, 2024.

“Outside Date” means 11:59 p.m. (Mountain Time) on September 17, 2024.

“Purchase Price” has the meaning set forth in Section 1.2(a).

(o) Section 13.1 of the Agreement is hereby further amended to remove the following defined terms:

“Deposit Release” has the meaning set forth in Section 10.3(a).

“Deposit Release Amount” has the meaning set forth in Section 10.3(a)(i).

“Final Deposit Release Date” has the meaning set forth in Section 10.3(a)(iii).

“First Deposit Release Date” has the meaning set forth in Section 10.3(a)(i).

“Remaining Deposit” has the meaning set forth in Section 10.3(b).

“Seller’s Interim Net Cash Flow” means during the period from October 1, 2023, to the Effective Date, the amount of all proceeds from the sale of Hydrocarbons produced from or allocable to the Oil and Gas Properties (net of applicable royalties, overriding royalties and other similar burdens on production and net of the Asset Taxes allocable to Seller’s interest) less all expenses (which, for purposes of this definition mean all capital expenditures as set forth on Schedule 3.10(a), lease operating expenses, and all overhead charges under applicable operating agreements, all other overhead charges actually charged by Third Parties, but excluding Taxes and general and administrative expenses) to the extent incurred in the ownership, maintenance, or operation of the Oil and Gas Properties.

“Spud Fee” has the meaning set forth in Section 1.2(a)(ii).

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Section 1.2 No Other Amendments. Except as expressly set forth in this Amendment, there are no changes to the Agreement, the remaining terms of which shall remain in effect as written.

Article ii

MisCELLANEOUS

Section 2.1 Dispute Resolution. Any dispute arising out of this Amendment shall be resolved in accordance with the dispute resolution provisions set forth in Section 12.1 of the Agreement.

Section 2.2 Notices. All notices and other communications given or made pursuant to this Amendment shall be made as provided in Section 12.2 of the Agreement.

Section 2.3 Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 2.4 Binding Effect; Assignment; No Third Party Benefit. This Amendment, together with the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 2.5 Severability. If any provisions of this Amendment is held to be unenforceable, this Amendment shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 2.6 Governing Law and Venue. This Amendment, shall be governed by and construed in accordance with the governing law and venue provisions set forth in Section 12.6 of the Agreement.

Section 2.7 Counterparts. This Amendment may be executed in any number of counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute, collectively, one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This Amendment may be validly executed and delivered by electronic transmission.

Section 2.8 Amendment. This Amendment may not be amended except by an instrument in writing signed by or on behalf of all the Parties.

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Executed, as of the date set forth above, by:

SELLER:

NICKEL ROAD DEVELOPMENT LLC

By:	/s/ Andrew Haney
Name:	Andrew Haney
Title:	Co-President

NR OPERATOR:

NICKEL ROAD OPERATING LLC

By:	/s/ Andrew Haney
Name:	Andrew Haney
Title:	Co-President

Signature Page to Amendment to APA – Nickel Road

Executed, as of the date set forth above, by:

PURCHASER:

PRAIRIE OPERATING CO.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

PRAIRIE OPERATING CO., LLC

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Signature Page to Amendment to APA – Prairie Operating